The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 16, 2014

Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] Phoenix Autocallable Notes Due June 19, 2015 Linked to the Common Stock of lululemon athletic inc. Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Initial Valuation Date:	June 16, 2014
Issue Date:	June 19, 2014
Final Valuation Date:*	June 16, 2015
Maturity Date:*	June 19, 2015
Reference Asset:	The Common Stock of lululemon athletic inc. (Bloomberg ticker symbol “LULU UW <Equity>”).
Automatic Call:

The Notes will be called if the Closing Price of the Reference Asset on any Observation Date is at or above the Initial Price. If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due on the related Coupon Payment Date (as described below under “Contingent Coupon”).  No further amounts will be owed to you under the Notes after the Call Settlement Date.

Observation Dates:*

July 16, 2014, August 18, 2014, September 16, 2014, October 16, 2014, November 17, 2014, December 16, 2014, January 16, 2015,  February 17, 2015, March 16, 2015, April 16, 2015, May 18, 2015 and the Final Valuation Date.

Call Settlement Dates:*	Three business days following the applicable Observation Date; provided however, if the Notes are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the Closing Price of the Reference Asset is equal to or greater than the Coupon Barrier Price on any Observation Date, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.

If the Closing Price of the Reference Asset is less than the Coupon Barrier Price on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon, if any, that is payable will be calculated based on the Contingent Coupon Rate (as described below).

Coupon Payment Dates:*	Three (3) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the Maturity Date.
Contingent Coupon Rate:

0.9625% of the principal amount per Note (11.55% per annum).

If the Closing Price of the Reference Asset on any Observation Date is less than the Coupon Barrier Price, you will not receive a Contingent Coupon on the related Coupon Payment Date.  If the Closing Price of the Reference Asset is less than its Coupon Barrier Price on all Observation Dates, you will not receive any Contingent Coupon payments over the term of the Notes.

Payment at Maturity:

If your Notes are not automatically called pursuant to the “Automatic Call” provisions described above, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be due on such date, a payment determined as follows:

▪       If the Final Price is greater than or equal to the Knock-In Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note

▪       If the Final Price is less than the Knock-In Barrier Price, you will receive an amount in cash calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

If the Notes are not automatically called and if the Final Price is less than the Knock-In Barrier Price, your Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price and you will lose some or all of the principal amount of your Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.40%	99.60%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $935.00 and $987.10 per Note.   The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 0.40% of the principal amount of the notes, or $4.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Coupon Barrier Price:	$24.45, which is equal to 65.00% of the Initial Price, rounded to the nearest cent.
Knock-In Barrier Price:	$24.45, which is equal to 65.00% of the Initial Price, rounded to the nearest cent.
Initial Price:	$37.61, which was the Closing Price of the Reference Asset on June 13, 2014.
Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date.
Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Closing Price:

With respect to the Reference Asset on a valuation date, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “LULU UW <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741JT41 / US06741JT418

*                  Subject to postponement in the event of a Market Disruption Event as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-1

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Closing Price of the Reference Asset on any day during the term of the Notes, including on the Observation Dates. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset.

The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes.  The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price.  The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

¡                 Principal Amount per Note: $1,000

¡                 Number of Observation Dates: 12

¡                 Contingent Coupon: $9.625, which is equal to 0.9625% (11.55% per annum) of the principal amount per Note

¡                 Hypothetical Initial Price: $100.00*

¡                 Hypothetical Coupon Barrier Price: $65.00*, which is 65.00% of the hypothetical Initial Price set forth above

¡                 Knock-In Barrier Price: $65.00*, which is 65.00% of the hypothetical Initial Price set forth above

* The hypothetical Initial Price of $100.00, the hypothetical Coupon Barrier Price of $65.00 and the hypothetical Knock-In Barrier Price of $65.00 have been chosen for illustrative purposes only. The actual Initial Price is $37.61, which was the Closing Price of the Reference Asset on June 13, 2014.  The actual Coupon Barrier Price and Knock-In Barrier Price are each $24.45, which is 65% of the actual Initial Price. For information about recent actual prices of the Reference Asset, please see “Information about the Reference Asset” below in this preliminary pricing supplement.

Example 1 — Notes are Called on the First Observation Date

Date	Closing Price	Payment (per Note)**
First Observation Date	$102.00

Because the Closing Price of the Reference Asset is equal to or greater than its Initial Price, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $9.625 per Note.

Total Payments (per $1,000 Note):		$1,009.625, representing a 0.9625% total return on investment of the Notes

** Because the Notes are called in respect of the First Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

Example 2 — Notes are Called on the Fifth Observation Date

Date	Closing Price	Payment (per Note)**
First Observation Date	$90.00

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $9.625 per $1,000 principal amount Note on the related Coupon Payment Date.

Second Observation Date	$48.00

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Third Observation Date	$45.00

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Fourth Observation Date:	$75.00

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $9.625 per $1,000 principal amount Note on the related Coupon Payment Date.

Fifth Observation Date:	$105.00

Because the Closing Price of the Reference Asset is equal to or greater than its Initial Price, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $9.625 per Note

Total Payments (per $1,000 Note):		$1,028.875, representing a 2.8875% total return on investment of the Notes

PPS-2

** Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on the first, fourth and fifth Observation Dates, the investor receives a Contingent Coupon payment on the related Coupon Payment Dates. Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price on the second and third Observation Dates, the investor does NOT receive a Contingent Coupon on the related Coupon Payment Dates.

Because the Notes are called in respect of the fifth Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

Example 3 — Notes are NOT Called and the Final Price is greater than the Knock-In Barrier Price.

Date	Closing Price	Payment (per Note)**
First Observation Date	$66.00	$9.625 per $1,000 principal amount Note
Second Observation Date	$49.00	$0.00 per $1,000 principal amount Note
Third Observation Date	$45.00	$0.00 per $1,000 principal amount Note
Fourth Observation Date	$70.00	$9.625 per $1,000 principal amount Note
Fifth Observation Date	$72.00	$9.625 per $1,000 principal amount Note
Sixth Observation Date	$35.00	$0.00 per $1,000 principal amount Note
Seventh Observation Date	$45.00	$0.00 per $1,000 principal amount Note
Eighth Observation Date	$65.00	$9.625 per $1,000 principal amount Note
Ninth Observation Date	$66.00	$9.625 per $1,000 principal amount Note
Tenth Observation Date	$30.00	$0.00 per $1,000 principal amount Note
Eleventh Observation Date	$45.00	$0.00 per $1,000 principal amount Note
Twelfth Observation Date (the Final Valuation Date)	$70.00

Because the Closing Price of the Reference Asset is less than its Initial Price, the Notes are not automatically called.

Because, however, the Final Price is not less than the Knock-In Barrier Price, the investor receives $1,000 per $1,000 principal amount Note on the Maturity Date, plus the Contingent Coupon payment that is due on such date. Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $9.625 per $1,000 principal amount Note on the related Coupon Payment Date (which is the Maturity Date).

Accordingly, the investor receives a total payment of $1,009.625 per $1,000 principal amount Note on the Maturity Date.

Total Payments (per $1,000 Note):		$1,057.75, representing a 5.775% total return on investment of the Notes.

** Because the closing price of the Reference Asset is less than the Initial Price on each Observation Date, the Notes are not automatically called.  Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on the first, fourth, fifth, eighth, ninth and twelfth Observation Dates, the investor receives a Contingent Coupon of $9.625 per $1,000 principal amount Note on the related Coupon Payment Dates.  Because, however, the Closing Price of the Reference Asset is below the Coupon Barrier Price on each of the other Observation Dates, the investor does not receive a Contingent Coupon on the related Coupon Payment Dates.

Although the Notes are not automatically called, because the Final Price is greater than the Knock-In Barrier Price, the investor receives $1,000 per $1,000 principal amount Note on the Maturity Date, plus the Contingent Coupon payment that is due on such date by virtue of the Final Price being greater than the Coupon Barrier Price.

PPS-3

Example 4 — Notes are NOT Called and the Final Price is below the Knock-In Barrier Price on the Final Valuation Date

Date	Closing Price	Payment (per Note)**
First Observation Date	$20.00	$0.00 per $1,000 principal amount Note
Second Observation Date	$33.00	$0.00 per $1,000 principal amount Note
Third Observation Date	$36.00	$0.00 per $1,000 principal amount Note
Fourth Observation Date	$25.00	$0.00 per $1,000 principal amount Note
Fifth Observation Date	$46.00	$0.00 per $1,000 principal amount Note
Sixth Observation Date	$35.00	$0.00 per $1,000 principal amount Note
Seventh Observation Date	$18.00	$0.00 per $1,000 principal amount Note
Eighth Observation Date	$22.00	$0.00 per $1,000 principal amount Note
Ninth Observation Date	$30.00	$0.00 per $1,000 principal amount Note
Tenth Observation Date	$48.00	$0.00 per $1,000 principal amount Note
Eleventh Observation Date	$42.00	$0.00 per $1,000 principal amount Note
Twelfth Observation Date (the Final Valuation Date)	$40.00

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is less than the Knock-In Barrier Price, the investor receives a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x -60.00%] = $400.00

Total Payments (per $1,000 Note):		$400.00, representing a -60.00% total return on investment of the Notes.

** Because the closing price of the Reference Asset is less than the Coupon Barrier Price (and, accordingly, less than the Initial Price) on each Observation Date, no Contingent Coupon payments are made, and the Notes are not automatically called.

Because the Final Price of the Reference Asset is less than the Knock-In Barrier Price, the Notes are fully exposed to the negative performance of the Reference Asset from its Initial Price to its Final Price. Because the Reference Asset Return is equal to -60.00%, the investor receives a payment at maturity of $400.00 per $1,000.00 principal amount Note.

Example 4 demonstrates that if the Notes are not called prior to maturity, and if the Final Price is less than the Knock-In Barrier Price, the Notes will be fully exposed to the negative performance of the Reference Asset and an investor will lose some or all of the principal amount of their Notes. Example 4 further demonstrates that if the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Observation Date, the investor will not receive payment of any Contingent Coupons on any Coupon Payment Date.

SELECTED PURCHASE CONSIDERATIONS

•                  Market Disruption Events and Adjustments—The Observation Dates, Maturity Date, Contingent Coupon payments, payment at maturity and the reference asset are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a Market Disruption Event with respect to the Reference Asset as well as the consequences of that Market Disruption Event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

If an Observation Date (other than the Final Valuation Date) is postponed, the related Coupon Payment Date (or Call Settlement Date, as applicable) will be the third business day following such Observation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed by the same number of business days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules

PPS-4

or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.  Based on a representation from the Issuer regarding the risk that a holder of the Notes will lose a significant amount of its investment in the Notes, it would be reasonable to treat the Notes as short-term contingent debt instruments for U.S. federal income tax purposes, and except as otherwise noted, the discussion below assumes the Notes will be treated as such.

Treatment of Coupons. It is likely that any Contingent Coupon payment will be taxed as ordinary interest income in accordance with your regular method of accounting for U.S. federal income tax purposes.  However, cash-basis taxpayers may elect to currently accrue interest in respect of the Notes.  You should consult your tax advisor about the tax consequences of making this election, which would, if made, apply to all short-term obligations you acquire on or after the first day of the first taxable year to which the election applies.  If you are a cash-basis taxpayer and do not make the election described above, you may be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the Notes until an offsetting amount of interest in respect of the Notes is included in your income.  While it is not entirely clear how payments of Contingent Coupons should be treated, under the approach set out above, you will treat the Contingent Coupon payments as ordinary income even though you may recognize short-term capital loss in respect of your Notes.  Any character mismatch arising from your inclusion of ordinary income and short-term capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor about the possible characterizations of Contingent Coupon payments and the potential impact of the interest deduction deferral rules.

Payment Upon Redemption or Maturity. Upon the redemption or maturity of your Notes, you should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your Notes at such time (excluding amounts attributable to Contingent Coupon payments) and your basis in your Notes.

Sale or Exchange. Upon the sale or exchange of your Notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount received by you upon such sale or exchange and your tax basis in your Notes, except that you should treat amounts received by you that are attributable to Contingent Coupons as ordinary income to the extent that you sell the Notes between an Observation Date and the applicable Coupon Payment Date.  However, if you sell or exchange your Notes between the final valuation date and the maturity date, it would be reasonable for you to treat any gain that you recognize as ordinary income.  The deductibility of capital losses is subject to limitations.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be characterized as a prepaid income-bearing derivative contract with respect to the Reference Asset.  It is also possible that the Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us.  You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Non-U.S. Holders.  Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.  In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PPS-5

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  Under recently proposed regulations, non-U.S. holders will not be subject to the Section 871(m) withholding tax described in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” on payments made prior to January 1, 2016; accordingly, holders of the Notes will not be subject to this tax.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•                  “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss; No Principal Protection—The Notes do not guarantee any return of principal.  If the Final Price is less than the Knock-In Barrier Price, the amount of your principal that you receive at maturity will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price.  In such a case, you will lose some or all of your investment in the Notes.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Return Limited to the Contingent Coupon Payments—The return on the Note is limited to the Contingent Coupon payment(s), if any, that may be due during the term of the Notes.  You will not participate in any appreciation in the value of the Reference Asset. Moreover, a Contingent Coupon will not be due on any Coupon Payment Date if the Closing Price of Reference Asset is below the Coupon Barrier Price on the relevant Observation Date. As such, it is possible that you will not receive any Contingent Coupon payments during the term of the Notes.

•                  If the Notes are Not Automatically Called, the Determination of Whether the Final Price is less than the Knock-In Barrier Price is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—If the Notes are not automatically called, and if the Final Price is less than the Knock-In Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price.  If the price of the Reference Asset drops precipitously on the Final Valuation Date such that the Closing Price on such day is less than the Knock-In Barrier Price, the payment that you receive at maturity on your Notes, if any, will be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop.

•                  Potential Early Exit—As described on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of the Reference Asset on any Observation Date is equal to or greater than the Initial Price.  As such, the term of the Notes may be as short as one month.

If the Notes are automatically called prior to maturity, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the Call Settlement Date.

•                  Holding the Notes is not the Same as Owning Directly the Reference Asset; No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•                  Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market— Each of the hypothetical estimated value of your Notes provided in this

PPS-6

preliminary pricing supplement and the estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—Each of the hypothetical estimated value of your Notes provided in this preliminary pricing supplement and the estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and expected development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—Each of the hypothetical estimated value of your Notes provided in this preliminary pricing supplement and the estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to,

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the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—As described above, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, the Wealth and Investment Management division of Barclays Capital Inc. (“WIM”), may arrange for the sale of the Notes to certain of its clients.  In doing so, WIM will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales.  The role of WIM as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  WIM is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  WIM is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through WIM, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment

•                  Lack of Liquidity— The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may discontinue any such secondary market making at any time without notice.  Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Reference Asset;

o                 the time to maturity of the Notes;

o                 the dividend rate on the Reference Asset;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-8

INFORMATION ABOUT THE REFERENCE ASSET

According to publicly available information, lululemon athletica inc. (the “Company”) designs and retails athletic clothing. The Company produces fitness pants, shorts, tops and jackets for yoga, dance, running, and general fitness.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the Company can be located by reference to its SEC file number: 001-33608 or its CIK Code: 0001397187.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects.  The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement.  We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Reference Asset

The following table sets forth the high and low intraday prices, as well as end-of-quarter Closing Prices, of the common stock lululemon athletica inc. during the periods indicated below.  These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	22.41	10.86	14.22
June 30, 2008	18.32	13.50	14.53
September 30, 2008	14.43	9.00	11.52
December 31, 2008	11.87	3.54	3.97
March 31, 2009	4.33	2.25	4.33
June 30, 2009	7.61	4.56	6.52
September 30, 2009	12.25	5.80	11.38
December 31, 2009	15.42	10.68	15.05
March 31, 2010	20.95	13.14	20.75
June 30, 2010	22.79	17.91	18.61
September 30, 2010	22.92	15.95	22.36
December 31, 2010	36.76	21.55	34.21
March 31, 2011	44.92	33.48	44.53
June 30, 2011	56.55	41.55	55.91
September 30, 2011	63.76	45.45	48.65
December 30, 2011	57.94	43.61	46.66
March 30, 2012	75.95	47.03	74.68
June 29, 2012	80.30	58.41	59.63
September 28, 2012	77.99	53.35	73.94
December 31, 2012	77.20	65.87	76.23
March 31, 2013	75.09	62.35	62.35
June 30, 2013	82.28	61.31	65.52
September 30, 2013	74.65	63.55	73.09
December 31, 2013	76.57	57.87	59.03
March 31, 2014	59.60	44.53	52.59
June 13, 2014*	54.56	37.25	37.61
* For the period commencing April 1, 2014 and ending on June 13, 2014.

The following graph sets forth the historical performance of the Reference Asset based on daily Closing Prices from January 1, 2008 through June 13, 2014.  The Closing Price of one share of the Reference Asset on June 13, 2014 was $37.61.

PPS-9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-10